Code of Ethics and Business Conduct
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Purpose
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The Code of Ethics and Business Conduct ("Code") of Omagine,
Inc. ("Omagine" or the "Company") consists of the policies relating to the ethical and legal standards of conduct to be followed by all employees, officers and members of the Board of Directors of the Company in the conduct of its business. It is the Company's policy to manage and operate worldwide business activities in conformity with applicable laws and high ethical standards while preserving the Company's integrity and reputation.

The Company is organized under United States law and its securities are publicly traded. This means that the Company is primarily governed by United States law, and that United States law applies to some of Omagine's business outside the United States. If there is a conflict between the United States law and the law of one of the other countries in which the Company operates, the Company will resolve the conflict with the advice and guidance of its general counsel.

The Company believes that this Code exceeds the requirements of the definition of a "Code of Ethics" as set forth in the regulations of the United States Securities and Exchange
Commission ("SEC") issued pursuant to Section 406 of the Sarbanes-Oxley Act of 2002. However, for purposes of clarity and to ensure compliance with Section 406, this Code of Ethics and Business Conduct as it applies is designed to deter wrongdoing and promote:

1. honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships

2. full, fair, accurate, timely and understandable disclosure in the periodic reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company

3. compliance with applicable governmental laws, rules and regulations

4.  the prompt internal reporting of violations of the Code to
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    an appropriate person or persons identified in the Code; and

5.  accountability for adherence to the Code


Guidelines
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The Company is committed to conducting its business ethically and with integrity. The ethical conduct of the Company depends on the collective conduct of its employees, officers and Directors. The Company has adopted principles in the following areas to guide employees, officers, and, where applicable, Directors, on behaving with respect, honesty and decency towards everyone affected by our business:

A.  Compliance with Laws and Regulations

The Company requires its employees, officers and Directors to comply with all applicable laws and regulations in countries where the Company does business. Violation of domestic or foreign laws and regulations may subject an individual, as well as the Company, to civil and/or criminal penalties. Employees have an obligation to comply with all laws and regulations and policies and procedures and to promptly alert management of any deviation from them. Questions concerning any legal responsibility should be referred to your immediate superior and/or the Company's president or CEO.

B.  Employee relations

Each employee and officer should promote diversity, inclusiveness, and understanding in the workplace by valuing the individuality and creativity that every employee brings to the Company. The Company is committed to hiring, placing and promoting employees on the basis of ability and merit and evaluating employees on a fair and consistent basis.

C.  Conflicts of interest

The Company expects all employees, officers and Directors to exercise good judgment and the highest ethical standards in private activities outside the Company that in any way can affect the Company. A conflict of interest occurs when an

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individual's private interest interferes in any way with the interests of the Company as a whole. Conflicts of interest also arise when an employee, officer or Director, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company. Also, employees, officers and Directors must avoid any investments, associations or other relationships that could conflict with their responsibility to make objective decisions in the Company's best interests. Any potential conflicts of interest must be reported immediately.

D.  Appropriate use of Company assets

Each employee, officer and Director has a responsibility to properly use Company property, facilities and equipment. This responsibility includes protecting Company property from loss, theft, abuse and unauthorized use. All Company assets should be used for legitimate business purposes.

E.  Corporate opportunities

Employees, officers and Directors owe a duty to the Company to advance the Company's business interests when the opportunity to do so arises. In general, a corporate opportunity is a business opportunity which the Company is financially able to undertake, and which, by its nature, falls into the line of the Company's business and is of practical advantage to it, or is an opportunity in which the corporation has an actual or expectant interest. In the first instance, corporate opportunities should be made available to the Company and should not be pursued by any employee, officer or Director until such time as the Company makes clear that it will not pursue the opportunity. More generally, employees, officers and Directors are prohibited from using corporate property, information or position for personal gain and from competing with the Company.

F.  Fair Dealing

Each employee, officer and Director should endeavor to deal fairly with the Company's customers, suppliers, competitors and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

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G.  Insider Information

Federal law and the Securities and Exchange Commission's regulations prohibit the use of "inside" (i.e., material nonpublic) information when trading in Omagine's securities. The
Insider Trading and Securities Fraud Enforcement Act of 1988 imposes significant criminal and civil penalties for insider trading.

Examples of such information include possible acquisitions, mergers, stock splits, dividends, earnings, new contracts, major management changes, expansion plans, data which may be proprietary, or data which has not yet been disclosed to the investment public and other important corporate developments.

All employees, officers and Directors are required to refrain from disclosing to third parties any non-public material information relating to the business, operations, financial condition and dealings of Omagine. Each employee, officer and Director has a legal duty not to buy or sell Omagine securities based on inside information until the full and complete public disclosure of the inside information. This restriction extends to sharing or tipping others about such information, especially since the individuals receiving such information might utilize such information to trade in Omagine stock. The prohibition also applies to the securities of other companies if the employee, officer or Director learns of material non-public information about those other companies in the course of his or her duties to Omagine.

H.  Accurate Company records

It is the policy of the Company to fully and fairly disclose the financial condition of the Company in compliance with the applicable accounting principles, laws, rules and regulations and to make full, fair, accurate, timely and understandable disclosure in our periodic reports filed with the SEC and in other communications to investors and members of the securities industry. Accurate and reliable recording and reporting of information is critical to our ability to make responsible business decisions. All employees have a responsibility to ensure that the Company's accounting records do not contain any false or intentionally misleading entries. We do not permit intentional misclassification of transactions as to accounts,

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departments or accounting periods. Our system of disclosure controls and procedures, and internal controls for financial reporting are designed to provide this information, In particular we require that:

1. all Company accounting records, as well as reports produced from those records, are kept and presented in accordance with the laws of each applicable jurisdiction;

2. all records fairly and accurately reflect the transactions or occurrences to which they relate;

3. all records fairly and accurately reflect in reasonable detail the Company's assets, liabilities, revenues and expenses;

4. the Company's accounting records do not contain any intentionally false or misleading entries;

5. no transactions are misclassified as to accounts, departments or accounting periods;

6. all transactions are supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period;

7. all Company accounting financial reports be prepared in accordance with generally accepted accounting principles;
    and

8. the Company's system of internal accounting controls, including compensation controls, to be followed at all times.

I.  Confidential Company Information

Confidential information is any non-public information that, if disclosed, would be damaging to the best interests of the Company or might be of use to competitors. Confidential information also includes information concerning possible transactions with other companies or information about the Company's customers, suppliers or joint venture partners, which the Company is under an obligation to maintain as confidential. Each employee, officer and Director has a responsibility to hold all confidential information obtained from the Company or its

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customers in confidence, except when disclosure is authorized or legally mandated. Confidential information should not be shared with the media, competitors or any other third parties.

J.  Reporting and Non-Retaliation

Employees who have evidence of any violations of this code are encouraged and expected to report them to their supervisor or to a member of the Audit Committee, and in the case of officers and Directors, they should report evidence of any such violations to a member of the Audit Committee or to the Company's general counsel. Such reports will be investigated in reference to applicable laws and Company policy.

It is a violation of this policy for any Company employee, officer or Director to retaliate or discriminate, directly or indirectly, or encourage others to do so, against an individual who reports a suspected violation or provides information relevant to an investigation of any conduct which the individual reasonably believes to be a violation of applicable laws, regulations, or Company policies.

K.  Enforcement of this Code

The Audit Committee (or a person or persons designated by the Audit Committee) shall investigate any violation or suspected violation of this Code and determine appropriate actions to be taken in the event of violations of this Code. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code. In determining what action is appropriate in a particular case, the Audit Committee shall take into account all relevant information, including the nature and severity of the violation, whether the violation appears to have been intentional or inadvertent, and whether the individual in question had been advised as to the proper course of action prior to the violation. Disciplinary action may include termination, referral for criminal prosecution, and/or reimbursement to the Company for any losses or damages resulting from violations of the Code.





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L.   Amendments to and Waivers of the Code

Only the Board of Directors, or a duly authorized committee of the Board, may make any amendments to the provisions of this Code.

Where a waiver of this Code may be necessary or appropriate with respect to an employee or officer, such person shall first contact his or her immediate supervisor. If the supervisor agrees that an exception is appropriate, the approval of the Audit Committee must be obtained. Any waiver granted to an employee or officer of any provision of this Code may only be made by the Audit Committee after due deliberation and a determination by such committee that appropriate controls to protect the Company are in place. Any waiver of this Code for Directors may be made only by the Board of Directors of the Company. To the extent required by applicable law or the requirements of any national stock exchange , waivers for employees, officers or Directors, including implicit waivers, and amendments will be publicly disclosed and such waiver, implicit waiver or amendment of this Code may not become effective until such public disclosure is made. For this purpose, a "waiver" means the approval by the Audit Committee or the Board as the case may be, of a material departure from a provision of this Code and an "implicit waiver" means the failure of the Audit Committee or the Board as the case may be, to take action within a reasonable period of time regarding a material departure from a provision of this Code after any employee, officer or Director has become aware of such material departure.

If the Audit Committee or the Board as the case may be, decides to grant a waiver from this Code, it will ensure that, if the circumstances warrant, the waiver is accompanied by appropriate controls designed to protect the Company from the risks of the transaction with respect to which the waiver is granted. The disclosure controls or procedures in light of the waiver.

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